Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2019, but shall be considered effective as of January 1, 2019 (the “Effective Date”), by and between People’s Utah Bancorp, a Utah corporation (the “Bancorp”); People’s Intermountain Bank, a Utah corporation and wholly owned subsidiary of the Bancorp (the “Bank”) (the Bancorp and the Bank are referred to separately and collectively as the “Company”); and Rick W. Anderson, an individual (“Executive”).

WHEREAS, the Company wishes to address issue that may arise related to the Executive, upon a Change in Control as defined in this; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1.	Term. The term of this Agreement (“Term”) and of the employment of Executive hereunder shall commence as of the Effective Date and shall expire on the first anniversary of the Effective Date.
2.	Terms

(a)Termination following Change in Control. If, within twelve (12) months after the occurrence of a Change in Control, (i) Executive’s employment is involuntarily terminated by Bancorp or the Bank or the surviving bank or company without cause or (ii) if Executive terminates his employment with Bancorp or the Bank for Good Reason (as defined below) and Executive executes and does not revoke a Release, and any period for revocation expires, all occurring no later than thirty (30) days following termination, then Executive shall be entitled to receive a lump sum severance payment in the amount equal to twelve (12) months of the Executive’s most recent Base Salary and minimum twenty percent (20%) Annual Incentive, less applicable state and federal withholdings, payable no earlier than 45 days following Executive's Termination but in no event later than 60 days following such Termination.  In addition, all unvested equity awards granted to Executive shall immediately vest.

(b)Definitions.  For purposes of this Section 5, the following terms shall be defined as follows:

“Change in Control” shall mean (a) the consummation of a merger or consolidation of Bancorp or the Bank with any other corporation, other than (i) a merger or consolidation for the sole purpose of changing Bancorp's or Bank's jurisdiction of incorporation or (ii) a consolidation or merger of Bancorp or the Bank in which the holders of the voting capital stock of Bancorp or the Bank immediately prior to the consolidation or merger (other than persons who are parties to such consolidation or merger and their respective affiliates) hold at least fifty percent (50%) of the voting power represented by Bancorp's or the Bank's then outstanding voting capital stock of Bancorp or the Bank or the surviving entity (or its parent entity) immediately after the consolidation or merger; (b) the consummation of the sale or disposition by Bancorp or the Bank of all or substantially all of Bancorp's or Bank's assets (whether by stock sale, merger, consolidation or otherwise); or (c) the consummation of a liquidation or dissolution of Bancorp or the Bank.

“Good Reason” means: (i) any material breach by the Company of this Agreement;  (ii) a material diminution of Executive’s duties and responsibilities that are inconsistent with his status as an officer of the Company, holding the title, office, and responsibilities that are set forth in this Agreement; (iii) relocation or any attempted relocation of Executive beyond a 50 mile radius of the current offices of the Company in American Fork, Utah; or (iv) Executive’s Base Salary is decreased by the Company.  The occurrence of any of the events described in (i) through (iv) immediately above will not constitute Good Reason, unless Executive gives the Company written notice, within fifteen (15) calendar days after Executive knew of the occurrence of such event, that such event constitutes Good Reason, the Company thereafter fails to cure the event within fifteen (15) days after receipt of such notice and Executive promptly resigns after expiration of the Company’s cure period.  For avoidance of doubt and without limiting the foregoing, (A) the removal of Executive from the title, office, duties or responsibilities set forth in this Agreement without Executive’s consent shall constitute a material breach by the Company of this Agreement, except where such removal is for Cause or due to Disability, and (B) any decrease in Executive’s Base Salary by the Company without Executive’s consent shall constitute a material breach by the Company of this Agreement..

3.

Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive), and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred: (i) to an Affiliate of the Company; or (ii) pursuant to a merger or consolidation in which the Company is not the continuing or surviving entity, or the sale or liquidation of all or substantially all of the assets of the Company to one or more entities that have the financial and other ability to perform the Company’s obligations under this Agreement; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits which, to the extent permitted under applicable laws, shall be assignable by written notice to the Company of such assignment.

4.

Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

5.

Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company (other than Executive).  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any such waiver must be in writing and signed by the party granting the waiver, Executive or an authorized officer of the Company (other than Executive), as the case may be.

6.

Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

7.

Governing Law and Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah, excluding the provisions relating to conflicts of law.  Any dispute between the parties shall be heard in the state or federal courts located in the State of Utah, and each party hereby submits to the exclusive jurisdiction of such courts for such disputes and agrees not to argue that such courts are not an inconvenient forum for such dispute.

8.

Notices.  Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or by courier, or upon receipt if sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:People’s Utah Bancorp

People’s Intermountain Bank

1 East Main Street

American Fork, Utah  84003

If to Executive:Rick W. Anderson

[_______________]

[_______________]

9.

Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”), and shall be interpreted and construed consistently with such intent.  The right to a series of payments under this Agreement will be treated as a right to a series of separate payments.  Each payment under this Agreement that is made within 2-½ months following the end of the year that contains the Executive’s separation date is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A.  Each payment under this Agreement that is made later than 2-½ months following the end of the year that contains the Executive’s separation date is intended to be exempt from Section 409A under the two-times pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation.  If the timing of any payment subject to Section 409A could occur in one or more tax years depending on Executive’s employment-related actions, such as the signing of a release, then such payment will be made as soon as possible in the later tax year.  For purposes of this Agreement, a termination of employment shall be determined consistent with the rules relating to a “separation from service” as defined in Section 409A.  In the event at the time of his termination of  employment, the Company is a publicly traded corporation and Executive is a “specified employee” within the meaning of Section 409A, any payments of deferred compensation subject to Section 409A which are payable to Executive shall not be paid until the earlier of (i) the expiration of the six (6) month period measured from Executive’s separation from service from the Company or (ii) the date of Executive’s death following such separation from service.  In the event that any payments of deferred compensation subject to Section 409A are contingent upon the occurrence of a Change in Control, such payments shall not be paid unless the Change in Control constitutes a “change in control event” as defined under Section 409A.  The first payment of such deferred compensation shall include a catch-up payment covering amounts that would otherwise have been paid but for the application of this Section 9.  The balance of any installment payments shall be payable in accordance with their original schedule. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A (“409A Penalties”), the Company and

Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible.
10.	Financial Restrictions.

(a)      Temporary Suspension or Prohibition.  If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. Section 1818(e)(3) and (g)(1), the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(b)     Permanent Suspension or Prohibition.  If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)     Default of the Company.  If the Company is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(d)     Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company: (i) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA; or (ii) by the FDIC or the Federal Reserve, at the time either agency approves a supervisory merger to resolve problems related to operation of the Company.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(e)     Further Reductions.  Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(f)     Joint Liability.  The Company (i.e., Bancorp and Bank) shall be jointly and severally liable for all obligations under this Agreement.

11.	Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
12.	Counterparts. This Agreement may be executed in counterparts, and such counterparts shall be considered as part of one agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective on the Effective Date.

PEOPLE’S UTAH BANCORP

By: /s/ Len E. Williams

     Its: CEO

PEOPLE’S INTERMOUNTAIN BANK

By: /s/ Len E. Williams

     Its: CEO

RICK W. aNDERSON

/s/ Rick W. Anderson